2MF Putnam Small Cap Value Fund attachment
2/28/06 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended February 28, 2006, Putnam management has
assumed $10,274 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

74U1 (000s omitted)

Class A	26,205
Class B	14,306
Class C	2,585

74U2 (000s omitted)

Class M	446
Class Y	2,608

74V1

Class A	18.17
Class B	16.98
Class C	17.02

74V2

Class M	17.49
Class Y	18.49


Additional Information About Errors and Omissions Policy
Item 85B
While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.